Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2017, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-220066) and related Prospectus of Hamilton Beach Brands Holding Company for the registration of 6,836,716 shares of its Class A common stock and 6,836,716 shares of its Class B common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio

September 25, 2017